Exhibit 3.1.10

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF

SERIES E PARTICIPATING CONVERTIBLE PREFERRED STOCK

OF

BIOLASE, INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

BIOLASE, Inc., a Delaware corporation (the “Corporation”), hereby certifies that the following resolution was duly approved and adopted by the Board of Directors of the Corporation (the “Board of Directors”) at a meeting of the Board of Directors, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Restated Certificate of Incorporation of the Corporation, as amended to date (the “Certificate of Incorporation”), and the Seventh Amended and Restated Bylaws of the Corporation (the “Bylaws”), and in accordance with Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), there is hereby created, out of the 899,900 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of the Corporation remaining authorized, unissued and undesignated, a series of the Preferred Stock, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation that are applicable to the Preferred Stock):

SECTION 1 Designation of Amount.

(a) [●] shares of Preferred Stock shall be, and hereby are, designated the “Series E Participating Convertible Preferred Stock”, par value $0.001 per share (the “Series E Preferred Stock”).

(b) Subject to the requirements of the DGCL, the Certificate of Incorporation and this Certificate of Designations, the number of shares of Preferred Stock that are designated as Series E Preferred Stock may be increased or decreased by vote of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series E Preferred Stock to a number less than the number of such shares then outstanding. Any shares of Series E Preferred Stock converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall, automatically and without further action, be retired and canceled after the acquisition thereof, and may thereafter be reissued as part of a new series of any class or series of Preferred Stock in accordance with the Certificate of Incorporation.

SECTION 2 Certain Definitions.

Unless the context otherwise requires, the terms defined in this Section 2 shall have, for all purposes of this resolution, the meanings specified (with terms defined in the singular having comparable meanings when used in the plural).

“Board of Directors” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Bylaws” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Certificate of Incorporation” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation.

“Conversion Date” shall have the meaning set forth in Section 6(d).

“Conversion Price” means $[●], subject to adjustment from time to time in accordance with Section 6(c).

“Corporate Actions” means any and all corporate actions in furtherance of the full conversion of the outstanding shares of Series E Preferred Stock into shares of Common Stock, including, without limitation, effectuating an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock.

“Corporation” shall have the meaning set forth in the preamble to this Certificate of Designations.

“DGCL” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Initial Issue Date” means the date that shares of Series E Preferred Stock are first issued by the Corporation.

“Junior Securities” shall have the meaning set forth in Section 8(c).

“Liquidation” shall have the meaning set forth in Section 5(a).

“Nasdaq” means the Nasdaq Stock Market LLC.

“Parity Securities” shall have the meaning set forth in Section 8(b).

“Participating Dividends” shall have the meaning set forth in Section 4(a).

“person” means any individual, partnership, company, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

“Preferred Stock” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Recommendation” shall have the meaning set forth in Section 6(a).

“Redemption Date” shall have the meaning set forth in Section 7(b).

“Redemption Price” shall have the meaning set forth in Section 7(a).

“Requisite Holders” means the holders of at least a majority of the then outstanding shares of Series E Preferred Stock.

“Requisite Stockholder Approval” shall have the meaning set forth in Section 6(a).

“Senior Securities” shall have the meaning set forth in Section 8(a).

“Series E Preferred Stock” shall have the meaning set forth in Section 1(a).

“Series E Recapitalization Event” means any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event involving a change in the capital structure of the Series E Preferred Stock.

“Stated Value” means the per share stated value for a share of Series E Preferred Stock of $[●].

“Stockholders’ Meeting” shall have the meaning set forth in Section 6(a).

“subsidiary” means, with respect to any person, (a) a company a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person, by a subsidiary of such person, or by such person and one or more subsidiaries of such person, (b) a partnership in which such person or a subsidiary of such person is, at the date of determination, a general partner of such partnership, or (c) any other person (other than a company) in which such person, a subsidiary of such person or such person and one or more subsidiaries of such person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest, (ii) the power to elect or direct the election of the directors or other governing body of such person, or (iii) the power to direct or cause the direction of the affairs or management of such person. For purposes of this definition, a person is deemed to own any capital stock or other ownership interest if such person has the right to acquire such capital stock or other ownership interest, whether through the exercise of any purchase option, conversion privilege or similar right.

“Subsidiary” shall mean a subsidiary of the Corporation.

SECTION 3 Voting Rights.

(a) General. Except as otherwise provided by the DGCL, other applicable law or as provided in this Certificate of Designations, the holders of Series E Preferred Stock shall not be entitled to vote (or render written consents) on any matter submitted for a vote (or written consents in lieu of a vote as permitted by the DGCL, the Certificate of Incorporation and the Bylaws) of holders of Common Stock.

(b) Protective Provisions. The Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the affirmative vote (or written consent as permitted by the DGCL, the Certificate of Incorporation and Bylaws) of the Requisite Holders, voting (or consenting) as a separate class:

(i) amend, alter, modify or repeal (whether by merger, consolidation or otherwise) this Certificate of Designations, the Certificate of Incorporation or the Bylaws in any manner that adversely affects the rights, preferences, privileges or the restrictions provided for the benefit of, the Series E Preferred Stock (in each case, including without limitation, changing the total number of Series E Preferred Stock that the Corporation shall have the authority to issue);

(ii) reclassify, alter or amend any securities of the Corporation or any Subsidiary in a manner that adversely affects the designations, preferences, powers and/or the relative participating, optional or other special rights, or the restrictions provided for the benefit of the Series E Preferred Stock;

(iii) in any manner authorize, create, designate, issue or sell any (A) class or series of capital stock (including shares of treasury stock) that would be classified as Senior Securities or Parity Securities or (B) rights, options, warrants or other securities (including debt securities) convertible into or exercisable or exchangeable for capital stock or any equity security or having any other equity feature, in each case, that would be classified as either Senior Securities or Parity Securities, except as may be necessary in connection with the declaration and payment of in-kind dividends to holders of outstanding shares of Series E Preferred Stock;

(iv) enter into, or become subject to, any agreement or instrument or other obligation which by its terms restricts the Corporation’s ability to perform its obligations under this Certificate of Designations, including the ability of the Corporation to pay dividends or make any redemption or other liquidation payment required hereunder;

(v) purchase or redeem (or permit any Subsidiary to purchase or redeem) or pay or declare any dividend, or make any distribution on, any shares of capital stock of the Corporation, other than redemptions of or dividends or distributions on the Series E Preferred Stock or any dividend or other distribution that would qualify as a Participating Dividend, in each case as expressly authorized herein; or

(vi) enter into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the affirmative vote or written consent of the Requisite Holders.

In addition, the Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the affirmative consent (or written consent as permitted by the DGCL, the Certificate of Incorporation and Bylaws) of The Benchmark Company and Dougherty & Company LLC or their respective designees, amend, alter, modify or repeal (whether by merger, consolidation or otherwise) this Certificate of Designations in any manner that adversely affects the holders of the Common Stock (including without limitation, increasing the total number of Series E Preferred Stock that the Corporation shall have the authority to issue), as reasonably determined by such underwriters or their respective designees.

SECTION 4 Dividends.

(a) Participating Dividends. If the Board of Directors shall declare a cash dividend payable upon the then outstanding shares of Common Stock, the holders of the outstanding shares of Series E Preferred Stock shall be entitled to the amount of dividends as would be payable in respect of the number of shares of Common Stock into which the shares of Series E Preferred Stock held by each holder thereof could be converted, without regard to any restrictions on conversion, in accordance with the provisions of Section 6 hereof, such number to be determined as of the record date for determination of holders of Common Stock entitled to receive such dividend or, if no such record date is established, as of the date of such dividend (“Participating Dividends”). Participating Dividends are payable at the same time as and when dividends on the Common Stock are paid to the holders of Common Stock.

(b) Authorization of Dividends. Prior to declaring any cash dividend on the shares of Series E Preferred Stock, the Corporation shall take all actions necessary or advisable under the DGCL to permit the payment of Participating Dividends to the holders of Series E Preferred Stock.

SECTION 5 Liquidation Preference.

(a) Liquidation Preference of Series E Preferred Stock. Subject to Section 5(b) below, in the event of any liquidation, dissolution, or winding up of the Corporation whether voluntary or involuntary (each, a “Liquidation”), the holders of Series E Preferred Stock shall be entitled to have set apart for them, or to be paid, out of the assets of the Corporation available for distribution to stockholders (whether such assets are capital, surplus or earnings) after provision for payment of all debts and liabilities of the Corporation in accordance with the DGCL, before any distribution or payment is made with respect to any shares of Junior Securities and subject to the liquidation rights and preferences of any class or series of Senior Securities and Parity

Securities, an amount equal to the greater of (i) the Stated Value per share of Series E Preferred Stock (which amount shall be subject to an equitable adjustment in the event of any Series E Recapitalization Event) plus the amount of all accrued and unpaid Participating Dividends thereon, up to and including the date full payment shall be tendered to the holders of the Series E Preferred Stock with respect to such Liquidation and (ii) such amount as would have been payable on the number of shares of Common Stock into which the shares of Series E Preferred Stock held by each holder thereof could have been converted immediately prior to such Liquidation, without regard to any restrictions on conversion, in accordance with the provisions of Section 6 hereof.

(b) Insufficient Assets. If, upon any Liquidation, the assets legally available for distribution among the holders of the Series E Preferred Stock and any Parity Securities of the Corporation shall be insufficient to permit payment to such holders of the full preferential amounts as provided for in Section 5(a) above, then such holders shall share ratably in any distribution of available assets according to the respective amounts which would otherwise be payable with respect to the securities held by them upon such liquidating distribution if all amounts payable on or with respect to such securities were paid in full, based upon the aggregate liquidation value payable upon all shares of Series E Preferred Stock and any Parity Securities then outstanding.

(c) Distribution to Junior Securities. After such payment shall have been made in full to the holders of the Series E Preferred Stock, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series E Preferred Stock so as to be available for such payment, the remaining assets available for distribution shall be distributed ratably among the holders of the Junior Securities in accordance with the terms of such securities.

(d) Equitable Adjustments. The amounts to be paid or set aside for payment as provided above in this Section 5 shall be proportionately increased or decreased in inverse relation to the change in the number of outstanding shares resulting from any Series E Recapitalization Event.

SECTION 6 Conversion.

(a) Requisite Stockholder Approval. Subject to applicable law, the rules and regulations of Nasdaq and the Certificate of Incorporation and Bylaws, the Corporation covenants that it shall establish a record date for, call, give notice of, convene and hold a meeting of the holders of the Common Stock of the Corporation (the “Stockholders’ Meeting”), no later than June 1, 2020, for the purpose of voting upon the approval and authorization of the Corporate Actions, in accordance with applicable law and the rules and regulations of Nasdaq. Notwithstanding the foregoing, (i) if there are insufficient shares of Common Stock necessary to establish a quorum at the Stockholders’ Meeting, the Corporation may postpone or adjourn the date of the Stockholders’ Meeting to the extent (and only to the extent) the Corporation reasonably determines that such postponement or adjournment is necessary in order to conduct business at the Stockholders’ Meeting, (ii) the Corporation may postpone or adjourn the Stockholders’ Meeting to the extent (and only to the extent) the Corporation reasonably determines that such postponement or adjournment is required by applicable law, and (iii) the Corporation may postpone or adjourn the Stockholders’ Meeting to the extent (and only to the extent) the

Corporation reasonably determines that such postponement or adjournment is necessary to solicit sufficient proxies to secure the favorable vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Stockholders’ Meeting with respect to the Corporate Actions (the “Requisite Stockholder Approval”). The Corporation shall solicit from stockholders of the Corporation proxies in favor of the approval and authorization of the Corporate Actions in accordance with applicable law and the rules and regulations of Nasdaq, and, except as required to comply with fiduciary duties under applicable law, the Board of Directors shall (x) recommend that the Corporation’s stockholders vote to approve and authorize the Corporate Actions (the “Recommendation”), (y) use its reasonable best efforts to solicit such stockholders to vote in favor of the Corporate Actions and (z) use its reasonable best efforts to take all other actions necessary or advisable to secure the favorable votes of such stockholders required to approve and effect all of the Corporate Actions. The Corporation shall establish a record date for, call, give notice of, convene and hold the Stockholders’ Meeting in accordance with this Section 6, whether or not the Board of Directors at any time subsequent to the Initial Issue Date shall have changed its position with respect to its Recommendation or determined that any or all of the Corporate Actions are no longer advisable and/or recommended that stockholders of the Corporation reject any or all of the Corporate Actions. Except as required to comply with fiduciary duties under applicable law, the Board of Directors shall not (i) withdraw or modify the Recommendation in a manner adverse to any holder, or adopt or propose a resolution to withdraw or modify the Recommendation that is or becomes disclosed publicly and which can reasonably be interpreted to indicate that the Board of Directors or any committee thereof does not support the Corporate Actions or does not believe that the Corporate Actions are in the best interests of the Corporation’s stockholders or (ii) fail to reaffirm, without qualification, the Recommendation, or fail to state publicly, without qualification, that the Corporate Actions are in the best interests of the Corporation’s stockholders after any holder requests in writing that such action be taken.

(b) Automatic Conversion. The Corporation covenants that it shall file with the Secretary of State of the State of Delaware a certificate of amendment to its Certificate of Incorporation reflecting the approval of the Corporate Actions promptly following receipt of the Requisite Stockholder Approval. Upon such filing, all shares of Series E Preferred Stock shall be automatically converted, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, into the number of fully paid and nonassessable shares of Common Stock equal to the number obtained by dividing (i) the Stated Value of such Series E Preferred Stock, plus the amount of any accrued but unpaid Participating Dividends as of the Conversion Date by (ii) the Conversion Price in effect on the Conversion Date (determined as provided in this Section 6).

(c) Fractions of Shares. Fractional shares shall not be issued in connection with any conversion. If any fractional interest in a share would be deliverable upon conversion, such fractional share shall be rounded up to the next whole number.

(d) Adjustments to Conversion Price.

(i) Waiver of Adjustment to Conversion Price. Notwithstanding anything to the contrary contained herein, the Requisite Holders can waive any adjustment to the Conversion Price.

(ii) Upon Stock Dividends, Subdivisions or Splits. If, at any time after the Initial Issue Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, immediately following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, or to be affected by such subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of Series E Preferred Stock shall be increased in proportion to such increase in outstanding shares. In the event that such dividend, subdivision or split-up is ultimately not so made, the Conversion Price shall be readjusted, effective as of the date when the Board of Directors determines not to make such dividend, subdivision or split-up, as though the record date thereof had not been fixed.

(iii) Upon Combinations. If, at any time after the Initial Issue Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, immediately following the record date to determine shares affected by such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series E Preferred Stock shall be decreased in proportion to such decrease in outstanding shares. In the event that such combination is ultimately not so made, the Conversion Price shall be readjusted, effective as of the date when the Board of Directors determines not to make such combination, as though the record date thereof had not been fixed.

(iv) Capital Reorganization, Reclassification, Merger or Sale of Assets. If at any time or from time to time there shall be (A) a capital reorganization of the Common Stock, (B) a reclassification of the Common Stock (other than a subdivision, split-up or combination of shares provided for elsewhere in this Section 6) or (C) a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other person, then, as a part of such reorganization, reclassification, merger, or consolidation or sale, provision shall be made so that holders of Series E Preferred Stock, as the case may be, shall thereafter be entitled to receive upon conversion of the Series E Preferred Stock, the kind and amount of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which such holder would have been entitled if such holder had converted its shares of Series E Preferred Stock immediately prior to such capital reorganization, reclassification, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6(d) with respect to the rights of the holders of the Series E Preferred Stock after the reorganization, reclassification, merger, consolidation or sale to the end that the provisions of this Section 6(d), including adjustment of the Conversion Price then in effect for the Series E Preferred Stock and the number of shares issuable upon conversion of the Series E Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(d) Conversion Procedures. As of the date the Series E Preferred Stock automatically converts into Common Stock pursuant to Section 6(b) (the “Conversion Date”), the rights of each holder of shares of Series E Preferred Stock as a holder shall cease, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as and after such time. As promptly as practicable on or after the Conversion Date, (i) each holder of shares of Series E Preferred Stock shall surrender the certificate evidencing such share of Series E Preferred Stock, duly endorsed or assigned to the Corporation in blank, at any office or agency of the Corporation maintained for such purpose, and (ii) the Corporation shall issue and shall deliver at any office or agency of the Corporation maintained for the surrender of Series E Preferred Stock a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, as provided in Section 6(b).

(e) Notice of Adjustment of Conversion Price; Calculations. Whenever the provisions of Section 6(d) require that the Conversion Price be adjusted as herein provided, the Corporation shall compute the adjusted Conversion Price in accordance with Section 6(d) and shall prepare a certificate signed by the Corporation’s chief executive officer or chief financial officer setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed at each office or agency maintained for such purpose for conversion of shares of Series E Preferred Stock and mailed by the Corporation at its expense to all holders of Series E Preferred Stock at their last addresses as they shall appear in the stock register. All calculations under this Section 6 shall be made to the nearest cent.

(f) Taxes on Conversions. The Corporation will pay any and all original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series E Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the holder of the share(s) of Series E Preferred Stock to be converted (nor shall the Corporation be responsible for any other taxes payable by the holders of the Series E Preferred Stock), and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

SECTION 7 Redemption of Series E Preferred Stock.

(a) Redemption at the Option of the Corporation. At any time and from time to time on or after the third anniversary of the Initial Issue Date, the Corporation may elect, by delivering an irrevocable written notice to the holders of Series E Preferred Stock, to redeem all or any portion of the Series E Preferred Stock held by such holder at a price per share (the “Redemption Price”) equal to the Stated Value per share plus an amount equal to all accrued and unpaid Participating Dividends thereon to the date of such notice. The Corporation shall, unless otherwise prevented by law, rule, regulation or contractual obligation redeem from such holder on the Redemption Date the number of shares of Series E Preferred Stock identified in such notice of election.

(b) Redemption Closing. The closing of the Corporation’s redemption of the Series E Preferred Stock pursuant to this Section 7 shall take place at 11:00 a.m. Eastern Time on the date specified in the notice delivered pursuant to Section 7(a) that is no later than five (5) Business Days following the date of such notice (the “Redemption Date”) at the Corporation’s principal executive office or other mutually agreed upon location where the closing will occur. At the closing, the Corporation shall pay to each holder of Series E Preferred Stock from whom shares of Series E Preferred Stock are being redeemed an amount equal to the aggregate applicable Redemption Price for all such shares against receipt from such holder of the certificate or certificates, duly endorsed or assigned to the Corporation in blank, representing the shares of Series E Preferred Stock being redeemed. All such payments shall be made by wire transfer of immediately available funds or, if any such holder shall not have specified wire transfer instructions to the Corporation prior to the closing, by certified or official bank check payable to the order of the holder. In the case of any certificate evidencing shares of Series E Preferred Stock that is redeemed in part only, upon such redemption the Corporation shall also execute and deliver a new certificate evidencing the number of shares of Series E Preferred Stock that are not redeemed.

(c) Effect of Redemption. From and after the close of business on the applicable Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights (except the right to receive the Redemption Price) of the holders of Series E Preferred Stock with respect to the shares of Series E Preferred Stock to be redeemed on such date shall cease and terminate, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever whether or not the certificates representing such shares have been received by the Corporation; provided, however, that, notwithstanding anything contained herein to the contrary, (A) if the Corporation defaults in the payment of the Redemption Price, the rights of such holders with respect to such shares of Series E Preferred Stock shall continue until the Corporation cures such default, and (B) without limiting any other rights of such holders, upon the occurrence of a subsequent Liquidation, with respect to the shares of Series E Preferred Stock in respect of which the payment of the Redemption Price has not occurred, such holders shall be accorded the Liquidation rights set forth in Section 5 hereof in respect of such remaining shares, as if no prior redemption request had been made. The shares of Series E Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein.

(d) Acquisitions of Series E Preferred Stock. Neither the Corporation nor any Subsidiary shall offer to purchase, redeem or acquire any shares of Series E Preferred Stock other than pursuant to the terms of this Certificate of Designations or pursuant to a purchase offer made to all holders of Series E Preferred Stock pro rata based upon the number of such shares owned by each such holder.

SECTION 8 Ranking.

For purposes of this Certificate of Designations, any stock of any class or classes of the Corporation shall be deemed to rank:

(a) prior to the shares of this Series E Preferred Stock, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of this Series E Preferred Stock (any such securities, “Senior Securities”);

(b) pari passu to the shares of this Series E Preferred Stock, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, pari passu with the holders of shares of this Series E Preferred Stock (any such securities, “Parity Securities”);

(c) junior to shares of this Series E Preferred Stock, either as to dividends or upon liquidation, if such class shall be Common Stock or if the holders of shares of this Series E Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or classes (any such securities, “Junior Securities”).

SECTION 9 Miscellaneous.

(a) Notices. Any and all communications or deliveries to be provided by the holders of the Series E Preferred Stock hereunder shall be in writing and delivered personally, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 4 Cromwell, Irvine, California 92618, or such other address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by electronic communication, or sent by a nationally recognized overnight courier service addressed to each holder at the address of such holder appearing on the Series E Preferred Stock register maintained by the Corporation, or if no such address appears on such register, at the principal place of business of such holder. Any notice, communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via electronic communication prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via electronic communication between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Lost or Mutilated Series E Preferred Stock Certificate. If a holder’s Series E Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series E Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

(c) Waiver; Amendments. Any waiver by the Corporation or a holder of the Series E Preferred Stock of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations or a waiver by any other such holders. The failure of the Corporation or a holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party (or any other holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver by the Corporation or a holder must be in writing. Notwithstanding anything to the contrary herein, the amendment or waiver of any provisions of this Certificate of Designations may be effected with the written approval of the Company and the Requisite Holders.

(d) Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

(e) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(f) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and Rights to be duly executed by the undersigned, this                  day of         , 2019.

John R. Beaver Chief Financial Officer